Rector & Associates, Inc.
Insurance Regulatory Consulting	Columbus Office Direct Dial: 614-224-6210 Email: nrector@rector.associates.com www.rector.com

March 31, 2006

James E. Bowser
Executive Vice President & COO
Federated Investors Insurance Company
1585 Bethel Road
Suite 100
Columbus, OH 43220

Dear Jim:

Thank you for the opportunity to assist you with the feasibility study that Federated Investors Insurance Company (“FIIC”) proposes to prepare. Rector & Associates, Inc. (“R&A”) believes it is important to address certain matters, in writing, at the outset of this engagement:

Scope of Our Engagement. At this time, you have asked us and CAB Consulting Services, LTD. (“CAB”) to assist you with preparing a feasibility study for establishing two captive insurers to be domiciled in Washington, D.C. As our relationship develops, we anticipate that we will be providing you with additional consulting services on other matters from time to time as you request and as we agree.

Billing Terms. You have agreed to pay fees for our consulting services. As part of our engagement, you have provided us with a $30,000 refundable retainer to be applied toward our fees and those of CAB. If amounts from the retainer remain following the completion of our work, then R&A will refund the remaining amount to FIIC. If R&A anticipates that its and CAB’s aggregate fees for its services, including expenses, will exceed $30,000, R&A willinform FIIC and receive an additional retainer amount before R&A or CAB performs any additional services.

In most instances, our fees will be the applicable hourly rates of our consulting staff multiplied by the number of hours incurred, rounded up or down to the nearest five or twenty-five dollar increment. However, occasionally this amount might yield a fee that is inappropriate (either too high or too low) when compared to the work performed. In that event, R&A may decide to adjust the fee, as appropriate.

General Office 172 East State Street, Suite 305 Columbus, OH 43215 (614) 224-6200 - Fax: (614) 224-6283	21717 West 98th Street Lawrence, KS 66220 (913) 782-4658 Fax (913) 782-4658	724 Lafayette Avenue, #4 Cincinnati, OH 45220 (513) 861-1976 Fax (513) 861-1976

In addition to our fees, you have also agreed to pay expenses we incur on your behalf. These expenses may include, but are not limited to, the following examples: duplicating and binding of documents; telecopier, fax, and long distance telephone calls, messengers, couriers and postal services; and travel expenses, including, where appropriate, meals, transportation, lodging and other business expenses.

You have agreed to pay invoices we submit to you within thirty (30) days of receipt. All invoices remaining unpaid for more than (30) days are subject to an interest charge at the rate of ten percent (10%) per annum.

Conflicts. As you know, R&A performs consulting services for many other companies and individuals. It is possible that during the time that we are performing consulting services for you, some of our present or future clients may have disputes or transactions with you. You agree that we have continue to perform consulting services or may undertake in the future to perform consulting services for existing or new clients in any matter that is not substantially related to our work for you, even if the interests of such clients in those other matters are advers to your interests.

Limitation of Liability. R&A will perform all services in accordance with applicable standards. The parties agree that R&A shall not be liable to FIIC or to any person affiliated with it in any way (collectively, the “Group”), whether in tort, contract or otherwise, for any damages in excess of three times the professional fees paid to R&A with respect to the type of incidental or consequential damages. The foregoing limitations shall not apply in the event of the intentional fraud or willful misconduct of R&A.

No Legal Services, Advice or Opinions. I want to remind you that R&A provides consulting services only, so that we will not provide legal services in connection with this project or any future project.

Disputes. In the event of any dispute arising out of or relating to the engagement of R&A by FIIC, the parties agree that the dispute will be resolved by final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place before a panel of three arbitrators. Within 30 days of the commencement of the arbitration, each party shall designate in writing a single neutral and independent arbitrator. The two arbitrators designated by the parties shall then select a third arbitrator. The arbitrators shall have a background in either insurance, actuarial science or law. The arbitrators shall have the authority to permit limited discovery, including depositions, prior to the arbitration hearing, and such discovery shall be conducted consistent with the Federal Rules of Civil Procedure. The arbitrators shall have no power or authority to award punitive or exemplary damages. The arbitrators may, in their discretion, award the cost of the arbitration, including reasonable attorney fees, to the prevailing party. Any award made may be confirmed in any court having jurisdiction. Any arbitration shall be confidential, and except as required by law, neither party may disclose the content or results of any arbitration hereunder without the prior written consent of the other parties, except that disclosure is permitted to a party’s auditors and legal advisors.

Choice of Law. The construction, interpretation, and enforcement of this Agreement shall be governed by the substantive law of the state of Ohio without regard to its conflict of laws provisions. In the event any provision of this Agreement is unenforceable as a matter of law, the remaining provisions will stay in full force and effect.

Please indicate your acceptance of this Agreement by signing in the space provided below and returning a copy to me. Thank you for the opportunity to assist you with this project. We look forward to working with you.

                                            Very truly yours,
                                            /s/ Neil K. Rector
                                            Neil K. Rector
                                            President

AGREED AND ACCEPTED:

FEDERATED INVESTORS INSURANCE COMPANY

By: /s/James E. Bowser
Name: James E. Bowser
Title: COO/EVP
Date: May 31, 2006